Exhibit 10.1

NASDAQ OTC BB Symbol: BWMS

BWMS

Small-Cap
Virtual Conference
February 23, 2010

ORGANIZATION
❖ In February 2008, a group of private investors:
 ✓ Changed the name of the Company to Blackwater Midstream
 Corp. (OTC Symbol: BWMS),
 ✓ Appointed a new Board of Directors,
 ✓ Appointed a new Management Team :
  Michael Suder - Chief Executive Officer
  Dale Chatagnier - Chief Operations Officer
  Francis Marrocco - Chief Commercial Officer
 ✓ Designated a business objective to develop and operate
 independent bulk liquid storage terminals.

* In December 2008, Blackwater acquired a 752,000 barrel terminal facility in the Port of New Orleans from NuStar Energy for $4.8 million. The acquisition was equally financed with senior debt from JP Morgan Chase in New Orleans and private investment through the issuance of common stock.

BLACKWATER
MIDSTREAM CORP.

ORGANIZATION

❖ Blackwater’s management team has collectively over 50 years experience developing, building and expanding independent
 liquid terminal facilities.
❖ Management has consistently demonstrated their ability while with Delta Terminal Services, Kinder Morgan, LBC, and Canal
 Barge to acquire underperforming assets, improve the acquired facility operations, and greatly increase the financial
 performance of the assets (e.g. terminal locations at Harvey,
 LA; Cincinnati, OH; Baton Rouge, LA; Staten Island, NY;
 Chicago, IL).
❖ Management has extensive relationships with major customers
 (e. g. petroleum refiners, chemical manufacturers, and product traders & brokers) and a proven track record of securing long term contracts for terminal and ancillary services.

 MANAGEMENT TEAM

STORAGE TERMINALS and
INDUSTRY POTENTIAL
❖ Midstream terminal assets offer an attractive, low risk
 opportunity to invest in the petroleum, chemical and
 agricultural products sectors without taking commodity
 price risk.
❖ The Lower Mississippi/ Gulf Coast region of the United
 States has a chronic shortage of terminal storage for oil,
 refined products, agricultural and chemical liquids.

❖ Storage assets typically have high operating margins, in the
 60-65% EBITDA margin range.
❖ Third-party terminalling businesses are generally
 independent operations that support many different
 commercial customers including refiners, blenders, traders
 and marketers.
❖ Income is derived from tank leasing, operational charges
 associated with blending services and throughput charges for receipt and delivery options.
STORAGE TERMINALS and
INDUSTRY POTENTIAL

❖ Bulk liquid terminals store a range of products including
 crude oil, bunker fuel, gasoline, distillate, diesel, jet fuel, chemicals, agricultural products, bio-diesel.
❖ The importance of bulk terminal facilities in the refined
 product segment supply chain has grown significantly
 over the past decade as the nation’s product supply
 patterns have become increasingly more complex.
STORAGE TERMINALS and
INDUSTRY POTENTIAL

BLACKWATER’S WESTWEGO,
LA TERMINAL
The facility consists of:
❖ 26.5 acres, which includes up to 5 acres of expansion
 capability,
 54 Tanks - ranging in size from 4,700 to 102,000 barrels ,
 Total Facility Capacity: 902,000 barrels,
 Current Leased Capacity approx. 714,000 barrels,
  for a current utilization rate of 78%.
❖ As of December 2008, the terminal had gross revenues of
 $2.4 million per year.
❖ As of April, 2010 and upon completion of the third new
 tank, contracted revenues have been increased to
 annualized rate of $5.6 million.

- The new tanks have been leased under a five year contract that will increase revenues by $1.6 million per year.

BLACKWATER
MIDSTREAM CORP.

❖Blackwater has recently announced a facility
 expansion that includes three 50,000 barrel tanks =
 $1,750,000. First two tanks were completed in
 February 2010, the third will be on line by April
 2010.
❖Construction of a Mississippi River
 ship dock=$2,500,000. Scheduled
  completion April 2010.
❖2010 Revenue budget is $6.3 million with an
 EBITDA budget of $4.350 million.
❖2010 - 2011-Further expansion possible on 5 acres
 for approximately 300,000 barrels of storage -
 estimated capital cost is $4,500,000 for Phase II
 expansion.
BLACKWATER’S WESTWEGO, LA
TERMINAL

Marketing Strategy:
❖To specific industries and products that require value
 added services at a site that is well positioned
 geographically in their supply chain.
❖This years growth has been based on the facility’s
 strengths, which are the size of the tanks, and the
 modal flexibility available at the site.
BLACKWATER’S WESTWEGO,
LA TERMINAL

❖The marine, rail, and truck product handling
 capabilities attract the following industries:
  Vegetable Oils
  Commodity Chemicals
  Drilling Fluids
  Specialty Chemicals
  Molasses Products
  Petroleum Products
BLACKWATER’S WESTWEGO,
LA TERMINAL

BLACKWATER’S GROWTH
❖In the current environment of scarce storage
capacity and availability in the Gulf Coast region, the
opportunity exists for Blackwater Midstream to
grow:
✓ Efficiently within the Westwego, LA
 terminal fence line.
✓ Taking advantage of a reduced project
             cost by utilizing the existing
            infrastructure of the facility and the
 inherent economies of scale.

BLACKWATER’S GROWTH

Forecasted Growth
at the Westwego, LA Terminal
*Does not include BWMS overhead or debt service

YEAR	2009	2010	2011	2012
BARRELS	752,000	902,000	1,202,000	1,202,000
REVENUE	$3,470,000	$6,300,000	$10,050,000	$10,783,000
EBIDTA	$2,462,000	$4,350,000	$6,750,000	$7,383,000

BLACKWATER’S GROWTH
❖Blackwater’s “roll-up” strategy is to acquire
 underperforming, non-strategic, niche terminalling
 assets which will enable the Company to build a
 diversified asset base and mitigate business risk.
❖ Blackwater has announced a second acquisition for
  a 160,000 barrel terminal in Brunswick, Georgia
 that is expected to close within the first quarter
          2010.

*The forecasted projections presented
contain forward-looking statements that
are based on management’s expectations,
estimates, projections and assumptions.
Forward-looking statements are made
pursuant to the safe harbor provisions of
the Private Securities Litigation Reform Act
of 1995, as amended. These statements
are not guarantees of future performance
and involve certain risks and uncertainties,
which are difficult to predict. Therefore,
actual future results and trends may differ
materially from what is forecast in forward-
looking statements due to a variety of
factors.